EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2009 Second Quarter Results

CLEVELAND, Ohio, January 26, 2009 – Applied Industrial Technologies (NYSE: AIT) today reported sales and earnings for its fiscal 2009 second quarter, ended December 31, 2008.

Net sales for the second quarter decreased 1.7% to $502,412,000 compared to $511,008,000 in the same period last year. Net income for the quarter declined 29.5% to $16,194,000, or $0.38 per share compared to $22,967,000 or $0.52 per share last year.

For the six months ended December 31, 2008, sales were $1,046,318,000 compared to $1,029,555,000 in the same period last year. Net income was $38,730,000 or $0.90 per share compared to $47,424,000 or $1.08 per share, last year.

Commenting on the Company’s performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “The rate of decline in the industrial economy has increased, and its scope has broadened beyond our expectations. Our sales for the quarter, excluding acquisitions, were down 11.9% from prior year. Consumer demand continues to decline, and there are inventory adjustments occurring throughout the supply chain. This is a very difficult business climate, and economic indicators would suggest the market has yet to hit bottom.

“We are making appropriate adjustments to our cost structure while maintaining a high level of customer service. Our efforts are focused heavily on asset management to protect the interests of our shareholders as we navigate this increasingly turbulent storm.

“Even with these moves, it is obvious that our prior guidance of $1.90 to $2.15 earnings per share on sales of $2.2 to $2.3 billion is unattainable. While it is very difficult to forecast with much certainty in this current climate, we are now projecting our full year earnings per share to be in the range of $1.30 to $1.70 on sales ranging between $1.95 billion and $2.1 billion.

“The company is stable and our balance sheet is strong, providing an effective basis to weather the current economic challenge.”

Applied will host its conference call for investors and analysts at 10 a.m. ET today, Monday, January 26. The call will be conducted by Chairman & CEO Dave Pugh, President & COO Ben Mondics and Vice President & CFO Mark Eisele. To join the call, dial 1-800-447-0521 (for US/Canada callers) or 1-847-413-3238 (for International callers) prior to the scheduled start using conference ID 23496389. A live audio webcast can be accessed online at www.Applied.com. A replay of the teleconference will be available for two weeks by dialing 1-888-843-8996 using conference ID 23496389.

With more than 475 facilities and 5,200 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2008, Applied posted sales of $2.1 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “projecting,” “guidance,” “providing” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For investor relations information contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Sales	$502,412	$511,008	$1,046,318	$1,029,555
Cost of sales	366,943	371,517	764,791	748,008

	135,469	139,491	281,527	281,547
Selling, distribution and administrative, including depreciation	106,662	102,223	215,345	205,063

Operating Income	28,807	37,268	66,182	76,484
Interest expense, net	1,302	1	1,987	275
Other expense, net	2,225	161	3,040	391

Income Before Income Taxes	25,280	37,106	61,155	75,818
Income Tax Expense	9,086	14,139	22,425	28,394

Net Income	$16,194	$22,967	$38,730	$47,424

Net Income Per Share — Basic	$0.38	$0.53	$0.92	$1.10

Net Income Per Share — Diluted	$0.38	$0.52	$0.90	$1.08

Average Shares Outstanding — Basic	42,316	43,143	42,316	43,163

Average Shares Outstanding — Diluted	42,798	43,949	42,873	43,995

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

(2)	At the end of August 2008, we completed the acquisition of Fluid Power Resource, LLC, including seven fluid power businesses for a cost of $167.0 million. The results of operations have been included in the condensed statements of consolidated income as of the acquisition date. Preliminary purchase accounting allocations, including amounts for goodwill and intangible assets, have been updated to reflect current information in the condensed consolidated balance sheet as of December 31, 2008.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2008	2008

Assets
Cash and cash equivalents	$46,620	$101,830
Accounts receivable, net of allowances of $6,431 and $6,119	221,727	245,119
Inventories	265,659	210,723
Other current assets	40,867	48,525

Total current assets	574,873	606,197
Property, net	66,295	64,997
Intangibles, net	101,653	19,164
Goodwill	98,634	64,685
Other assets	46,273	43,728

Total Assets	$887,728	$798,771

Liabilities
Accounts payable	$106,386	$109,822
Short-term debt	61,000
Other accrued liabilities	72,718	87,189

Total current liabilities	240,104	197,011
Long-term debt	75,000	25,000
Other liabilities	67,724	74,685

Total Liabilities	382,828	296,696

Shareholders’ Equity	504,900	502,075

Total Liabilities and Shareholders’ Equity	$887,728	$798,771

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in thousands)

	Six Months Ended December 31,
	2008	2007

Cash Flows from Operating Activities
Net income	$38,730	$47,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,273	6,079
Amortization of intangibles	4,135	691
Share-based compensation	2,744	1,846
Gain on sale of property	(209)	(1,095)
Treasury shares contributed to employee benefit and deferred compensation plans	263	541
Changes in operating assets and liabilities, net of acquisitions	(20,886)	(5,233)
Other, net	1,418	438

Net Cash provided by Operating Activities	32,468	50,691

Cash Flows from Investing Activities
Property purchases	(4,265)	(3,749)
Proceeds from property sales	323	1,613
Net cash paid for acquisition of businesses, net of cash acquired	(172,019)	(9,674)
Other		(78)

Net Cash used in Investing Activities	(175,961)	(11,888)

Cash Flows from Financing Activities
Net short-term borrowings under revolving credit facility	61,000
Borrowings under revolving credit facility classified as long-term	50,000
Long-term debt repayments		(50,000)
Purchase of treasury shares	(1,210)	(21,019)
Dividends paid	(12,699)	(12,978)
Excess tax benefits from share-based compensation	261	2,608
Exercise of stock options	241	1,099

Net Cash provided by (used in) Financing Activities	97,593	(80,290)

Effect of Exchange Rate Changes on Cash	(9,310)	1,817

Decrease in cash and cash equivalents	(55,210)	(39,670)
Cash and cash equivalents at beginning of period	101,830	119,665

Cash and Cash Equivalents at End of Period	$46,620	$79,995